Exhibit 3.28(b)

OPERATING AGREEMENT

OF

SURGICAL HEALTH PARTNERS, LLC

This Operating Agreement of Surgical, LLC, effective as of June 14, 2001 (this “Agreement”), is entered into by Women’s Health Partners, Inc., a Delaware corporation, as the sole member (the “Member”).

WHEREAS, the Member desires to form a limited liability company under and subject to the laws of the State of Tennessee for the purpose described below; and

WHEREAS, the Member desires to enter into this Agreement to define formally and express the terms of such limited liability company and its rights and obligations with respect thereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby forms a limited liability company pursuant to and in accordance with the Tennessee Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Surgical Health Partners, LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, carrying on any lawful business, purpose or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of Tennessee is 1900 Church Street, Suite 300, Nashville, Tennessee 37203.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Tennessee is Joseph T.Clark, 1900 Church Street, Suite 300, Nashville, Tennessee 37203.

5. Member and Capital Contribution. The name and the business address of the Member and the amount of cash or other property contributed or to be contributed by the Member to the capital of the Company is set forth in Schedule A attached hereto and shall be listed on the books and records of the Company. The managers of the Company shall be required to update the books and records, and the aforementioned Schedule, from time to time as necessary to accurately reflect the information therein.

The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.

6. Management.

6.1. Power. Except as otherwise provided herein, the Board shall have the full, exclusive, and complete discretion in the management and control of the affairs of the LLC and shall make all of the decisions affecting the LLC and may do all acts which are necessary or desirable to carry out the purposes and business of the LLC and all acts permitted to be performed by the Board under the laws of the State of Tennessee. The Board may delegate authority for specific actions or events to the Chief Manager, Secretary or other Managers selected by the Board or a committee of Managers and/or Members selected by the Board.

6.2. Election of the Board. The Member shall appoint a Board of Governors which shall consist of between three (3) and seven (7) Governors. The Governors shall be listed on Schedule B and shall serve until new Governors are elected at the annual meeting. Each Governor shall serve for a term of one year and until his or her successor is elected and qualified or until the death, resignation, expulsion, removal or disqualification of the Governor, whichever shall occur earlier. In the event of a vacancy on the Board, the Member shall immediately fill such vacancy.

6.3. Managers. The Company shall at all times have at least two Managers: the Chief Manager and the Secretary. The Board may appoint new, additional or substitute Managers and may, from time to time, eliminate any manager position other than that of the Chief Manager and the Secretary. The terms and conditions of the employment of a Manager, including salary, fringe benefits and reimbursement policies, shall be approved by the Board. Each Manager shall serve at the pleasure of the Board. Any Manager may be removed by the Board with or without cause.

6.3.1. Chief Manager. The Chief Manager shall be the chief executive officer of the Company and shall conduct the day-to-day business affairs of the Company, subject to any resolutions adopted by the Board or any other restrictions herein. The Chief Manager need not be a Member of the Company and shall serve until his or her successor is elected and, assumes office. The Board, however, reserves the right and power to overrule any action of the Chief Manager, although such overruling may cause the Company to be liable to third parties that relied on the actions of the Chief Manager.

6.3.2. Secretary. The Secretary shall keep or cause to be kept the Membership records of the Company and all other non-financial books and records of the Company at the principal executive office of the Company or such other location as approved by the Board. The Secretary is not required to be a Member.

6.4 Actions Requiring Member Approval. Neither the Chief Manager, any other Manager or the Board shall take any of the following actions without the prior approval of the Member:

(a) require a capital contribution to be made by a Member other than the initial Capital Contribution contemplated by Section 5 hereof;

(b) value contributed property;

(c) confess a judgment on behalf of the Company;

(d) materially change the operations of the Company;

(e) make, execute or deliver a general assignment for the benefit of creditors;

(f) except as provided in the annual operating budget, incur debt, enter into any debt-related contract, or make capital expenditures, except as provided in the operating or capital budget; provided, however, the Member hereby ratifies and approves the execution of a line of credit in an amount not to exceed $250,000;

(g) make a material change in the operating or capital budget;

(h) grant any liens on the Company’s property;

(i) commence legal proceedings against any party except for routine collection matters;

(j) cause a dissolution or liquidation of the Company;

(k) approve the annual operating or capital budget;

(l) amend, terminate or renew any management agreement;

(m) do any other act which would make it impossible to carry on the ordinary business of the Company;

(n) appoint or select legal counsel for the Company;

(o) make any distribution to the Members, except as otherwise required by this Agreement; or

(p) amend or repeal this Agreement.

7. Articles of Organization. The Articles as filed with the Secretary of State of the State of Tennessee on June 14, 2001 by Joseph A. Sowell, Esq., Organizer, are hereby adopted and ratified by the Member by virtue of being admitted as a Member to the LLC. In the event of a conflict between the terms of this Agreement and the terms of the Articles, the terms of the Articles shall prevail. The organizer has resigned or shall resign effective with the filing of the Articles and shall be indemnified and held harmless for his actions with respect to and/or on behalf of the LLC.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

11. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.

12. Assignment and Transfer. The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquiror.

13. Admission of Substitute Member. A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

14. Liability of Member. Governors and Managers. Neither the Member nor any governor or manager shall have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15. Indemnification. The Company shall indemnify and hold harmless each governor or manager and the Member and its partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.

16. Amendment. This Agreement may be amended from time to time with the consent of the Member.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement as of the 14th day of June, 2001.

SURGICAL HEALTH PARTNERS, LLC

By:	/s/ Joseph T. Clark
Name:	Joseph T. Clark
Title:	Chief Manager

SCHEDULE B

Chief Manager:	Joseph T. Clark

Secretary:	William G. Southwick

Other Managers:	None

Principal Executive Office:	1900 Church Street, Suite 300 Nashville, Tennessee 37203

Governors:	Peaches G. Blank Michael Bullen, M.D. Joseph T. Clark Andrew W. Miller
William G. Southwick

SURGICAL HEALTH PARTNERS, LLC

Resignation of Organizer

June 14, 2001

TO THE BOARD OF GOVERNORS OF

SURGICAL HEALTH PARTNERS, LLC:

The undersigned, being the organizer and first board of governors of Surgical Health Partners, LLC, tenders his resignation to be effective upon acceptance.

/s/ Joseph A. Sowell
Joseph A. Sowell, Organizer